Exhibit (a)(3)

TRANSFER AND ASSIGNMENT OF SHARES IN
WELLS REAL ESTATE INVESTMENT TRUST II, INC.

TO: Wells Capital, Inc., as transfer agent for Wells Real Estate Investment Trust II, Inc.:

____________________________________________________ (Current Investor’s Name - the “Transferor”), a resident of ____________________________, does hereby transfer and assign to (New Investor’s Name)__________________________________________________ (the “Transferee”) ________________ shares (State “All” or indicate number of shares if transaction is a partial transfer - percentage of shares will not be accepted) of Common Stock (the “Shares”) of Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”).

NOTICES

1.           Shares may be transferred only by the record owner in person or by its duly authorized agent or attorney upon completion of all forms obtained from the Company duly executed, delivery of the forms and such other documents as the Company may require to the Company, and payment in full for the Shares and any applicable transfer tax.  The transfer of Shares is subject to all the limitations and restrictions contained in the Company’s Articles of Incorporation, as amended (the “Charter”), and Bylaws, as amended (together with the Charter, the “Company Documents”), as well as compliance with applicable state and federal securities and tax laws.

2.           No transfer or assignment of Shares for value shall be made unless the Transferee (a)(i) has a net worth (exclusive of home, home furnishings, and automobiles) of $250,000 or more or (ii) has a net worth (as described above) of at least $70,000, and gross annual income of at least $70,000; and (b) meets any higher suitability requirements imposed by Transferee’s state of primary residence or otherwise, as set forth in the Company’s current Prospectus, as supplemented (the “Prospectus”), under “Suitability Standards.” A copy of the Prospectus may be obtained at www.wellsreitii.com. In the case of transfers for value to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the Shares if such person is the fiduciary, or by the beneficiary of the account.

3.           No transfer or assignment of any Shares shall be made if counsel for the Company is of the opinion that such transfer or assignment would be in violation of any state securities or “Blue Sky” laws (including investment suitability standards) applicable to the Company.  If this would be the case as a result of this transfer, the Company will return this form and advise you of the reason that the transfer is void.

4.           The Shares are subject to restrictions on Beneficial Ownership, Constructive Ownership, and Transfer for the purpose of the Company’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Charter: (a) no Person may Beneficially Own or Constructively Own shares of the Company’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Company in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Company, unless such Person in an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and (d) other than as provided in the Company's charter, no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Company being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constrictively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constrictively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on Transfer or ownership are violated, the shares of Capital Stock represented hereby will automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. (Capitalized terms are defined in the Company’s Charter.)

5.           The transfer of the Shares is not effective until registration of the transfer on the books of the Company. Until such time, the Company shall be entitled to treat Transferor of such Shares as the absolute owner thereof and shall incur no liability for distributions made in good faith to such Transferor.

6.           The Shares are subject in all respects to and are governed by the Company Documents.

7.           The interest being acquired by the Transferee and retained by the Transferor, if any, must be at least the minimum number of shares of Common Stock required under “Plan of Distribution” in the Prospectus unless such transfer is made by gift, inheritance, intra-family transfer, family dissolution, operation of law, or to affiliates.

8.           The Company will furnish information about the restrictions on transferability of these Shares to any transferor or transferee on request and without charge. Please mail or deliver requests to Wells Capital, Inc., ATTN: Client Services, 6200 The Corners Parkway, Norcross, Georgia 30092-3365.

TRANSFEREE REPRESENTATIONS

By signing below, the Transferee hereby represents and warrants to the Company as follows:

1.           Transferee accepts and agrees to be bound by the terms and conditions of the Company’s Documents, including restrictions on transfer.

2.           If the transfer is for value, Transferee has received a copy of the Company’s Prospectus.

3.           If the transfer is for value, Transferee has reached the age of majority in Transferee’s state of primary residence.

4.           If the transfer is for value, Transferee (a)(i) has a net worth (exclusive of home, home furnishings, and automobiles) of $250,000 or more or (ii) has a net worth (as described above) of at least $70,000 and gross annual income of at least $70,000; and (b) meets any higher suitability requirements imposed by Transferee’s state of primary residence or otherwise, as set forth in the Prospectus under “Suitability Standards.”

5.           Transferee is receiving the Shares for Transferee’s own account or in a fiduciary capacity and not as an agent for another.

6.           If Transferee is acting in a representative capacity for a corporation, partnership, trust, or other entity, Transferee has full authority to execute this Transfer and Assignment in such capacity.

7.           Transferee acknowledges that there is no public market for the Shares, and thus, Transferee’s investment in the Shares is not liquid.

Transferor hereby directs the Company or its agent to register the transfer of the Shares from the Transferor to the Transferee on the books of the Company.

Dated as of this _________day of _____________, 2010.

TRANSFEROR INFORMATION (Current Investor) – By signing below, Transferor represents to the Company that this transfer is made in accordance with the Company Documents and applicable federal and state securities laws.

Medallion Signature Guarantee(s):

Signature of Current Investor or Trustee

Print Name of Current Investor or Trustee

Capacity (Full Title) of Current Investor or Trustee*

Signature of Joint Investor(s) or Trustee(s)

Print Name of Joint Investor(s) or Trustee(s)

Capacity (Full Title) of Joint Investor(s) or Trustee(s)*

Wells REIT Account Number
Custodial Account # (if applicable)

*
If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation, or another acting in a fiduciary or representative capacity, please indicate the capacity (full title) in which you are signing.